Exhibit 4.8

Loan Agreement

This Loan Agreement (the “Agreement”) has been signed by and between the following Parties on [Execution Date]:

Party A: Shanghai Qiyue Information Technology Co., Ltd., a wholly foreign-owned enterprise legally established and existing under the laws of China, with a unified social credit code of 91310000MA1K1E3BX9 and registered address of Room A2-8914, Fumin Road No. 58, Hengsha Village, Chongming District, Shanghai (“WFOE”);

Party B: Beijing Qibutianxia Technology Co., Ltd., a limited liability company legally established and existing under Chinese law, with a unified social credit code of 91110106796743693W and registered address of Room 117, F/1, Xinghuo Road No. 2, Science Park, Fengtai District, Beijing (“Beijing Qibutianxia”);

Party C: [Name of VIE], a limited liability enterprise legally established and existing under Chinese law, with a unified social credit code of [Unified Social Credit Code of VIE] and [Registered Address of VIE] (“[Short Name of VIE]”);

Party A, Party B and Party C are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.                  Party A, Party B and Party C have signed the Exclusive Consultation and Service Agreement, the Exclusive Option Agreement, the Equity Interest Pledge Agreement and the Power of Attorney (collectively as “Cooperation Agreements”) on [Execution Date].

2.                  Party A agrees to provide interest-free loans (the “Loans”) to Party B, and Party B agrees to receive the Loans from Party A, both in accordance with the terms and conditions hereof.

In order to clarify the rights and obligations of all Parties, this Agreement is concluded through friendly negotiation among all Parties for mutual compliance.

I. Definitions and Interpretation

“Company to be Listed” refers to 360 Finance, Inc., a company with limited liability incorporated in accordance with laws of the Cayman Islands.

“License” refers to all permits, licenses, registrations, approvals and authorizations required to operate a business.

“Business” refers to all services and businesses provided or operated from time to time under the License granted.

“Assets” refers to all tangible and intangible assets, directly or indirectly owned, including but not limited to all fixed assets, current assets, capital interests of foreign investment, intellectual property rights, acquirable interests under all contracts entered into and any other interests that should be obtained.

“China” refers to the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region).

II. Issuance of the Loans

1.                  At any time after the execution and validation of the Cooperation Agreements, and to the extent permitted by laws, regulations and industry policies of China, Party A is entitled to provide the Loans to Party B from time to time at such time and amount as it deems appropriate in accordance with the terms and conditions hereof. Party B agrees to accept such Loans in accordance with the terms and conditions hereof and issue corresponding receipt to Party A in the form set out in Annex 1 from the date of receipt of such Loans.

2                     The funds used by Party A to issue the Loans to Party B shall be RMB funds obtained by Party A through business operations or other legal methods and can be used for such purpose in accordance with laws.

III. Usage of the Loans

1.                  Party B hereby guarantees and undertakes that, if Party A provides the Loans to Party B, Party B shall use all such Loans for Party C’s business operation and development, including but not limited to Party B’s investment of such Loans in the registered capital of Party C (such event is hereinafter referred to as “Capital Increase”, and the newly increased registered capital is hereinafter referred to as “New Capital Contribution”). After the Capital Increase, the registered capital of Party C will increase accordingly based on the Loans amount.

2.                  Party B and Party C hereby guarantee and undertake that if Party B contributes the Loans to the registered capital of Party C, Party B shall fully pay the New Capital Contribution to Party C within one month after each receipt of the Loans issued by Party A, and Party B and Party C shall complete all relevant procedures for Capital Increase (including but not limited to changing the Articles of Association of the company, handling the capital verification report, updating the business license) within onemonth after Party C receives the New Capital Contribution, and that Party B shall not withdraw any capital contribution during Party C’s existence.

3.                  Party B further agrees that, as long as it is permitted by laws and the approval practices of China, Party A is entitled to pay the Loans that it shall provide to Party B hereunder directly to Party C. Such directly paid Loans shall be deemed as Party B’s Capital Increase to Party C in order to facility payment and improve the efficiency of capital arrangement. Party B and Party C shall complete all relevant procedures for Capital Increase (including but not limited to changing the Articles of Association of the company, handling the capital verification report, updating the business license) within one month after Party C receives the New Capital Contribution.

IV. Duration of the Loans

1.                  Each of the Loans hereunder has no fixed term, and unless otherwise agreed herein, Party A shall unilaterally decide when to withdraw the Loans, provided that Party A shall notify Party B in writing one month in advance.

2.                  In case of any of the following circumstance, Party A is entitled to declare the immediate maturity of the Loans hereunder by written notice and require Party B to immediately repay the Loans:

(1)                                Party B applies for or is declared of application for bankruptcy liquidation, reorganization or settlement;

(2)                                Party B applies for or is declared of application for dissolution liquidation;

(3)                                Party B is apparently insolvent or has other large debts that may affect Party B’s repayment of the Loans debts hereunder;

(4)                                Party A and/or its designated buyer has/have fully exercised its/their equity purchase rights in accordance with the Exclusive Option Agreement of the Cooperation Agreements; or

(5)                                Any guarantee of Party B, Party C and/or relevant signing Party under this Agreement or the Cooperation Agreements has been proved to be untrue or proved to be inaccurate in any material aspect; or Party B, Party C and/or relevant signing Party violate their commitments or obligations under this Agreement or the Cooperation Agreements.

V. Interest on the Loans

The Parties hereby confirm that no interest will be charged on the Loans hereunder.

VI. Continuous Compliance with the Cooperation Agreements

All Parties agree that (1) after the Capital Increase, all shareholders’ rights and related benefits arising from the newly increased registered capital of Party C shall be deemed as an integral part of the shareholders’ rights held by Beijing Qibutianxia in [Short Name of VIE] from time to time under the Exclusive Option Agreement and an integral part of the shareholders’ rights entrusted to WFOE by Beijing Qibutianxia under the Power of Attorney; (2) all rights, interests, benefits and Assets (including but not limited to the rights and interests of shareholders and the Assets of Party C) arising from Party C’s newly increased registered capital shall be deemed as the subject under the Cooperation Agreements, and all Parties shall urge and ensure that they shall abide by all agreements under the Cooperation Agreements regarding such rights, interests, benefits and Assets. In order to realize the aforesaid agreed purposes, if Party A requests, Party B and Party C shall immediately sign relevant legal documents and/or perform relevant legal procedures.

VII.      Representation and Warranty

Either Party represents and warrants to the other Parties that:

a)                 It is a legally established and validly existing limited company with the ability to bear civil liability;

b)                 It has the right to sign and perform this Agreement, has obtained all necessary and appropriate approvals and authorizations for signing and performing this Agreement, and has obtained all government approvals, qualifications, Licenses, etc. required for engaging in relevant Business according to applicable laws;

c)                  This Agreement shall be valid and binding on it on the effective date hereof, and may be implemented in accordance with the provisions hereof and laws;

d)                 Its signing and performance of this Agreement does not violate any law and regulation of China, court judgment or arbitration organ’s ruling, any administrative organ’s decision, approval, License or any agreement binding on it to which it is a party, nor will it result in the suspension, revocation, confiscation or non-renewal of any approval or License issued by any government department.

e)                  There are no outstanding litigation, arbitration or other judicial or administrative procedures that will affect the performance of its obligations hereunder;

f)                   It will strictly abide by the provisions of this Agreement and the Cooperation Agreements signed jointly or separately by and among all Parties, practically perform all obligations under the Cooperation Agreements, and does not have any act and/or omission which may affect the validity and enforceability of such agreements.

VIII. Validity and Term

1.              This Agreement shall take effect as of the date of signing by all Parties.

2.              This Agreement shall remain in effect during Party C’s duration and the renewable period stipulated by laws of China. It shall automatically terminate after WFOE and/or other entities designated by WFOE fully exercise all their rights and interests directly held by Beijing Qibutianxia in [Short Name of VIE] under the Exclusive Option Agreement. Party A may unilaterally terminate this Agreement after thirty (30) days’ notice.  Unless otherwise stipulated by law, Party B or Party C shall have no right to unilaterally rescind or terminate this Agreement under any circumstances.

IX. Confidentiality

1.              The Parties hereto acknowledge and confirm that all oral or written information exchanged among them hereunder are confidential. All such information shall be kept strictly confidential and shall not be disclosed to any third party without the written consent of the other Parties, except for:

a)                 The information that has been or will be known by the public (not disclosed to the public without authorization by one of the recipients of such data);

b)                 The information that is required to be disclosed by applicable laws and regulations or stock trading rules or regulations or requests of regulatory authorities; or

c)                  The information that needs be disclosed by either Party to its legal or financial advisor for the purpose of transactions described herein, and such legal or financial advisor is subject to similar confidentiality obligations described in this article.

2.              Any Party shall be held liable for disclosure of the Confidential Information in breach of this Agreement by any employee of or any entity engaged by such Party as if such disclosure is made by such Party itself.

3.              The Parties agree that the Article IX shall remain in force whether or not the Agreement is invalid, modified, rescinded, terminated or non-operative.

X.               Compensation for Breach

1.              Should any Party (the “Breaching Party”) violate any provision hereof and cause damage to the other Parties (the “Non-beaching Parties”), the Non-beaching Parties may send a written notice to the Breaching Party, requiring it to remedy and rectify the breach immediately. If the Breaching Party fails to take satisfactory measures to remedy and rectify the breach within fifteen (15) days from the date of the said notice, the Non-beaching Parties shall be entitled to take other remedies in accordance with the methods prescribed herein or by legal means.

2.              Party B and Party C further agree that they shall fully indemnify Party A against and hold Party A harmless from any loss, damage, obligation and expense caused by or resulting from any litigation, claim or other demand against Party A due to performance of this Agreement by Party A.

3.              The Parties agree that the Article X shall remain in force whether or not this Agreement is modified, rescinded or terminated.

XI. Force Majeure

1.              “Force Majeure” refers to any event that is beyond reasonable expectation or control of, and unavoidable even with reasonable attention by the affected Party, including but not limited to government behavior, natural forces, fires, explosions, storms, floods, earthquakes, tides, lightning or war. However, lack of credit, capital or financing shall not be regarded as an event that beyond reasonable control of either Party. The Party who is affected by Force Majeure and seeks exemption from its obligations hereunder shall notify the other Parties of the liabilities subject to exemption and inform them of the steps to be taken to fulfil the obligations as soon as possible.

2.              In case the performance hereof is delayed or impeded by Force Majeure, the affected Party shall not be liable for the part of obligations delayed or impeded thereby. However, it should take appropriate measures to reduce or eliminate the impact of Force Majeure, and to strive to restore the performance of the obligation delayed or impeded. Once the Force Majeure is eliminated, the Parties agree to do their outmost to restore the performance hereof.

XII. Change of Situation

1.              As a supplement and on the premise that it does not contravene other provisions of the Cooperation Agreements, if at any time due to the promulgation or amendment of any law, regulation or rule of China, or due to the interpretation or application changes of such laws, regulations or rules, or due to the changes of relevant registration procedures, leading to Party A believes that it is illegal or contrary to such laws, regulations or rules to maintain this Agreement in effect, Party B and Party C shall immediately take any action and/or sign any agreement or other documents according to Party A’s written instructions at Party A’s reasonable request so as to:

a)                 Keep this Agreement valid;

b)                 Exercise the right to purchase shares in the manner specified herein; and/or

c)                  Realize the intent and purpose hereof in the way specified herein or in other ways.

XIII   Miscellaneous

1.              Both Party B and Party C agree that, after Party A notifies Party B and Party C in writing, Party A can transfer its rights and obligations hereunder to its designated party. However, without prior written consent of Party A, Party B or Party C shall not transfer its rights, obligations or responsibilities hereunder to any third party. The successors or permitted assigns (if any) of Party B or Party C shall continue to perform all obligations of Party B or Party C hereunder.

2.              The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

3.              Any dispute arising from the interpretation and performance hereof shall be firstly settled by all Parties through friendly negotiation. If such negotiation fails within thirty (30) days after one Party has issued a written notice to the other requiring the negotiation, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration shall be held in Shanghai and in Chinese. The arbitral award shall be final and binding upon all Parties. In case of any dispute arising from the interpretation and performance hereof or any ongoing arbitration on any dispute, except for to the subject matter of the dispute itself, the Parties shall continue exercising and performing their respective rights and obligations hereunder.

4.              Any right, power and remedy endowed to either Party by any provision hereof shall not exclude any other rights, powers or remedies enjoyed by this Party in accordance with the provisions of the law and other provisions hereunder; besides, the exercise of either Party’s rights, powers and remedies does not exclude its exercise of other rights, powers and remedies.

5.              Failure or delay of one Party to exercise any of its rights, powers and remedies it may enjoy hereunder or by law shall not result in the waiver of such rights, nor the waiver of any individual or partial rights of the Party shall exclude the exercise of such rights by the Party in other ways and the exercise of other rights of the Party.

6.              The headings of the articles hereof are for reference only. Under no circumstance shall these headings be used as or affect the interpretation of the articles hereof.

7.              Each article hereof is severable and independent of the others. If at any time one or more articles hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of other articles hereof shall not be affected.

8.              Amendment

a)                 After negotiation and subject to approval by the shareholders (meeting) of Party A, the Parties hereto may amend or supplement this Agreement and take all necessary steps and actions, as well as corresponding fees, to legalize and validate such modifications and supplements.

b)                 If the U.S. Securities and Exchange Commission (“ SEC”) or other regulatory agencies propose any amendments to this Agreement, or the SEC’s listing rules or related requirements have changes regarding this Agreement, the Parties shall amend this Agreement accordingly.

9.              The Agreement is made in Chinese and in three copies, with each Party holding one of them, which shall have the same legal effect.

(No Body Text Below)

(This is the signing page of the Loan Agreement.)

Party A: Shanghai Qiyue Information Technology Co., Ltd. (Seal)

Company seal:	/s/ Shanghai Qiyue Information Technology Co., Ltd.

Legal (or Authorized) Representative:	/s/ WU Haisheng
WU Haisheng

Party B: Beijing Qibutianxia Technology Co., Ltd. (Seal)

Company seal:	/s/ Beijing Qibutianxia Technology Co., Ltd.

Legal (or Authorized) Representative:	/s/ LIU Wei
LIU Wei

Party C: [Name of VIE](Seal)

Company seal:	/s/ [Name of VIE]

Legal (or Authorized) Representative:	/s/[Authorized Representative of VIE]
[Authorized Representative of VIE]

Annex I:

Receipt

In accordance with the Loan Agreement signed by and among the undersigned, Shanghai Qiyue Information Technology Co., Ltd. and [Name of VIE] on [Execution Date], Shanghai Qiyue Information Technology Co., Ltd. has lent [Amount of the Loan] to the undersigned by cash/bank remittance or other means on _______. The undersigned hereby confirms that the undersigned has received the said loan from Shanghai Qiyue Information Technology Co., Ltd.

By: Beijing Qibutianxia Technology Co., Ltd. (Seal)
Legal Representative:

MM/DD/YY:

Schedule of Material Differences

One or more persons entered into exclusive option agreement with Shanghai Qiyue Information Technology Co., Ltd. and Beijing Qibutianxia Technology Co., Ltd. using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE	Short Name of VIE	Unified Social Credit Code of VIE	Registered Address of VIE	Name of the Authorized Representative of VIE	Execution Date
1	Shanghai Qiyu Information Technology Co., Ltd.	Shanghai Qiyu	91310230MA1JXJYF7E	Room A1-5962, Fumin Branch Road No. 58, Hengsha Town, Chongming County, Shanghai (Hengtai Economic Development Zone, Shanghai)	LIU Wei	September 10, 2018
2	Fuzhou 360 Online Microcredit Co., Ltd.	Fuzhou Microcredit	91350100MA2Y4D6073

Section 018, Room 201, 2/F, Affiliated Building of the Regulatory Building, Processing Trade Zone of the Free Trade Port Area, Fuzhou City, Fujian Province (Xinjiang Road No. 9, Xincuo Town, Fuqing City)

					ZHAO Qian	September 10, 2018
3	Fuzhou 360 Financing Guarantee Co., Ltd.	Fuzhou Financing Guarantee	91350100MA31UJWL4W	32# Building, Xihong Road No. 528, Jinniushan Software Park, Gulou District, Fuzhou City, Fujian Province	ZHAO Qian	April 22, 2019